Exhibit 10.38

Keith Cornell

Re:          Compensation for Board Service and Change of Control Agreement

Dear Keith:

Thank you for your continuing service as a member of the Board of Directors of Intellisync Corporation (“Intellisync” or the “Company”).  As we have discussed, Intellisync would like you to continue your service on its Board of Directors and its committees, and has agreed to continue and extend certain benefits to you.  Especially in light of recent legislation that has given rise to increasing involvement by our Board, Intellisync is pleased to offer you the benefits described in this letter.  Capitalized terms are defined on Schedule 1, attached.

1.             Compensation for Board Participation and for Attendance at Board and Committee Meetings.   For so long as you remain a non-employee member of the Board, you shall receive compensation on the terms and conditions consistent with similarly situated non-employee members of the Board as described on Schedule 2, attached.

2.             Acceleration of Vesting.  As you know, Intellisync has periodically granted you options to purchase shares of its Common Stock.  Upon a Change of Control, you will automatically receive accelerated vesting of all outstanding stock options then held by you, and you shall be released from any outstanding Company repurchase options on any shares of Common Stock then held by you, including shares purchased after the date of this letter.

3.             Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter and agree expressly to perform the obligations under this letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 3 or which becomes bound by the terms of this letter by operation of law.

4.             Law Governing; Arbitration.  This letter shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this letter shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Punitive damages shall not be awarded.  In any arbitration proceeding, the party determined to be the prevailing party will be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

5.             Employment and Income Taxes.  All payments made pursuant to this letter will be subject to withholding of applicable employment and income taxes, if any.

Of course, each member of the Board serves at the pleasure of the stockholders and nothing in letter is intended to confer any rights upon you to remain a member of the Board.  This letter supercedes and replaces any previous agreements between you and the Company regarding the subject matter hereof.

By your signature below, you indicate that you agree to the terms set out in this letter.

Very truly yours,

INTELLISYNC Corporation

By:	/s/ KEITH KITCHEN
Keith Kitchen
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ KEITH CORNELL
Keith Cornell

Date:	8/24/05

SCHEDULE 1

Definition of Terms.  The following terms referred to in this letter shall have the following meanings:

“Change of Control” means the occurrence of any of the following events:

(a)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this letter;

(b)  The composition of the Board of Directors changes during any period of 36 months that follows the date of this letter, such that individuals who, at the beginning of the period, were members of the Board of Directors (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; unless at least 50% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director); or

(c)  The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Any other provision of this schedule notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Company:

(i)  Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

(ii)  A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction.

SCHEDULE 2

Schedule of Non-Employee Director Compensation

1.     Intellisync shall pay each non-employee Board member annual compensation in the amount of Twenty Thousand Dollars ($20,000),  to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

2.     Intellisync shall pay the non-employee Chairman of the Board an additional Fifteen Thousand Dollars ($15,000) to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Chairman of the Board shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

3.     Intellisync shall pay the non-employee Board Committee Chairman of the Audit Committee an additional Twenty Thousand Dollars ($20,000) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee Chairman shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

4.     Intellisync shall pay every other non-employee Board Committee member of the Audit Committee an additional Seven Thousand Five Hundred Dollars ($7,500) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee member shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

5.     Intellisync shall pay the non-employee Board Committee Chairman of the Compensation Committee an additional Seven Thousand Five Hundred Dollars ($7,500) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee Chairman shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

6.     Intellisync shall pay every other non-employee Board Committee member of the Compensation Committee an additional Five Thousand Dollars ($5,000) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee member shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

7.     Intellisync shall pay the non-employee Board Committee Chairman of the Nomination and Governance Committee an additional Seven Thousand Five Hundred Dollars ($7,500) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee Chairman shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

8.     Intellisync shall pay every other non-employee Board Committee member of the Nomination and Governance Committee an additional Five Thousand Dollars ($5,000) annually to be paid in equal quarterly installments, commencing on August 1, 2005, and continuing every year thereafter; provided in each case that the Director’s service as Board Committee member shall not have terminated for any reason (including death or disability) prior to any such quarterly payment date.

9.     Intellisync shall pay the non-employee Board Committee Chairman of the Special Strategy Committee an additional Twenty Thousand Dollars ($20,000) with Ten Thousand Dollars ($10,000) due upon the establishment of the Committee, and the final Ten Thousand Dollars ($10,000) due upon the termination of the Special Strategy Committee.

10.   Intellisync shall pay every other non-employee Board Committee member of the Special Strategy Committee an additional Ten Thousand Dollars ($10,000) with Five Thousand Dollars ($5,000) due upon the establishment of the Committee, and the final Five Thousand Dollars ($5,000) due upon the termination of the Special Strategy Committee.

11.   Intellisync shall pay each non-employee Board member One Thousand Dollars ($1,000) cash upon adjournment of each regularly scheduled Board meeting that such Board member attends in person and in entirety.

12.   Intellisync shall pay each non-employee Board member Five Hundred ($500) cash upon adjournment of each regularly scheduled Board meeting that such Board member is either unable to attend in person, or is not required to attend in person, but otherwise attends telephonically and in entirety.

13.   Intellisync shall pay each non-employee Board Committee Chairperson or member cash in the amount shown in the following table under the columns titled “In Person” upon adjournment of each regularly scheduled meeting of each Committee of the Board of Directors that such Board Committee member attends in person and in entirety or cash in the amount shown in the following table under the columns titled “By Phone” within a reasonable time upon adjournment of each regularly scheduled meeting of each Committee of the Board of Directors that such Board Committee member is unable to attend in person, or is not required to attend in person, but otherwise attends telephonically and in entirety.  The Corporation shall make reasonable efforts to schedule Committee meetings immediately prior to or after regularly scheduled Board meetings.

	Audit Committee		Compensation Committee		Nomination and Governance Committee		Special Strategy Committee
	In Person	By Phone	In Person	By Phone	In Person	By Phone	In Person	By Phone
Chairperson	$1,500	$750	$1,000	$750	$1,000	$750	$1,000	$750
Member	$1,000	$500	$750	$500	$750	$500	$750	$500

14.   Intellisync shall pay and reimburse the non-employee Board members for reasonable expenses, including travel and lodging, in conjunction with Board and Committee meeting attendance, as well as for activities and customer meetings as requested by Intellisync management.

Intellisync reserves the right to change the compensation set forth in this schedule at any time, by resolution of the Board of Directors, or a duly authorized committee thereof.